CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Triangle Bancorp, Inc. on Form S-8 of our report dated January 20, 1997 on our audits of the consolidated financial statements of Triangle Bancorp, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the 1996 Annual Report on Form 10K dated March 25, 1997, and our report dated October 30, 1997, on our audit of the supplemental consolidated financial statements of Triangle Bancorp, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, giving retroactive effect to the merger consummated October 2, 1997, which report is included in the Current Report on Form 8-K dated October 31, 1997.



COOPERS & LYBRAND L.L.P.

Raleigh, North Carolina
November 25, 1997